Exhibit 4.2

POWERWAVE TECHNOLOGIES, INC.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into this 11th day of September 2012, among Powerwave Technologies, Inc., a Delaware corporation (the “Company”), and the lenders signatory thereto and P-WAVE HOLDINGS, LLC, as Agent (the “Lender Parties”). .

This Agreement is being made pursuant to (i) the Credit Agreement, dated as of September 11, 2012, by and among the Company, as borrower, and the Lender Parties (the “Credit Agreement”) and (ii) the Warrants issued on the Closing Date and from time to time pursuant to Section 2.03 of the Credit Agreement. Unless otherwise indicated, capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in the Credit Agreement.

In order to induce the Initial Holders to enter into the Credit Agreement, the Company has agreed to provide the registration rights set forth in this Agreement. The execution of this Agreement is required pursuant to Section 4.01 of the Credit Agreement.

In consideration of the foregoing, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following capitalized defined terms shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person (whether through the ownership of voting securities, by contract or otherwise), and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Beneficially Own” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the 1934 Act.

“Common Stock” shall mean any shares of Common Stock, $0.0001 par value, of the Company.

“Company” shall have the meaning set forth in the preamble hereof and shall also include the Company’s successors.

“Credit Agreement” shall have the meaning set forth in the preamble.

“Effectiveness Period” shall mean the period from the date of this Agreement until such time as there are no longer any Registrable Securities outstanding or issuable upon the exercise of Warrants.

“Excluded Registration” shall mean (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; or (ii) a registration relating to an SEC Rule 145 transaction.

“Free Writing Prospectus” shall have the meaning set forth in Rule 405 of the 1933 Act.

“Holder” and “Holders” shall mean, individually and collectively, the holders of any Registrable Securities, and each of their respective successors, assigns and direct and indirect transferees who Beneficially Own the Registrable Securities.

“Initial Holders” shall mean the initial holder or holders of any Warrants.

“Issuer Free Writing Prospectus” shall have the meaning set forth in Rule 433 of the 1933 Act.

“Lender Parties” shall have the meaning set forth in the preamble.

“Majority Holders” shall mean Holders holding over 50% of the Registrable Securities at such time (determined solely with reference to shares of Common Stock based on the number of shares of Common Stock previously issued and remaining issuable under the then outstanding Warrants).

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, trust, unincorporated organization or other entity, or a government or agency or political subdivision thereof.

“Prospectus” shall mean a prospectus relating to the Registrable Securities included in a Registration Statement, including any preliminary prospectus, and any such prospectus as amended or supplemented by any prospectus supplement, including any such prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and by all other amendments and supplements to a prospectus, including post-effective amendments, and in each case including all materials incorporated by reference therein.

“Registrable Securities” shall mean the Warrant Shares; provided, however, that such Warrant Shares shall cease to be Registrable Securities when (i) a Registration Statement with respect to such Warrant Shares shall have become effective under the 1933 Act and such Warrant Shares shall have been sold or transferred pursuant to such Registration Statement, or (ii) such Warrant Shares have been transferred in compliance with Rule 144 under the 1933 Act (or any successor provision thereto).

“Registration and Offering Expenses” shall mean any and all expenses incident to performance of or compliance by the Company with this Agreement, including without limitation: (i) all SEC registration and filing fees, (ii) as applicable, all reasonable fees and expenses incurred in connection with compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel for any Underwriters or Holders in connection with blue sky qualification of any of the Registrable Securities), (iii) all expenses of the Company in preparing or assisting in preparing, word processing, printing and distributing any Registration Statement and any Prospectus, and, as applicable, any offering or information memorandum, any amendments or supplements thereto, any securities sales agreements and any other documents relating to the performance of and compliance with this Agreement, (iv) all fees and expenses incurred in connection with the listing, if any, of any of the Registrable Securities on any securities exchange or exchanges, (v) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company, (including, as applicable, the expenses of any “comfort letters”), (vi) the reasonable fees and expenses of any escrow agent or custodian, and (vii) the reasonable fees and expenses of counsel to Holders in connection with the Registration Statement, which counsel shall be selected by the Majority Holders, but excluding any underwriting discounts, commissions and fees of any underwriters, selling brokers, dealer managers or similar securities industry professionals and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by a Holder.

“Registration Statement” shall mean a registration statement of the Company pursuant to the provisions of Section 2 which covers Registrable Securities on Form S-1 or, if the Company is eligible to use Form S-3, Form S-3 under the 1933 Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein; provided, however, that a registration statement shall not be deemed a Registration Statement until such time as it includes a Prospectus relating to the Registrable Securities.

“Rule 144” shall mean Rule 144 under the 1933 Act.

“SEC” shall mean the Securities and Exchange Commission or any successor agency or government body performing the functions currently performed by the United States Securities and Exchange Commission.

“Suspension Period” shall have the meaning set forth in Section 2.2(b).

“Underwriter” shall mean an underwriter, as defined in the 1933 Act, of the Registrable Securities in connection with an offering thereof under a Registration Statement.

“Warrants” shall have the meaning set forth in the preamble.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants (including any Common Stock or other securities issued or issuable, directly or indirectly in respect of the Warrants or outstanding Warrant Shares by way of a spin-off, split-off, dividend, distribution or stock split or in connection with a combination of shares, reclassification, merger, consolidation or reorganization or other similar event and any securities issued in replacement of or exchange for any securities).

2. Registration Under the 1933 Act.

2.1 Mandatory Registration.

(a) The Company shall prepare and as promptly as possible after the date hereof, but in any event, not later than forty five (45) days from the Closing Date (or, if such 45th day is not a Business Day, by the first Business Day thereafter) (the “Required Filing Date”), file a Registration Statement with respect to the Registrable Securities with the SEC (the “Required Registration Statement”) and shall use its reasonable best efforts to cause the Required Registration Statement to be declared effective under the Securities Act within 90 days after the Closing Date (or, if such 90th day is not a Business Day, by the first Business Day thereafter). If the Required Registration Statement is not filed with the SEC by the Required Filing Date, other than due to failure by a Holder to furnish information or consents required under the 1933 Act or the rules and regulations promulgated thereunder to be included in the Required Registration Statement (including by means of a related questionnaire in a customary form reasonably acceptable to the Company (“Questionnaire”), the Company shall pay Holders in cash an aggregate amount equal to $75,000 (the “Registration Delay Amount”) and, until such time that such filing has occurred, shall pay an additional Registration Delay Amount for each thirty (30) day period following the Required Filing Date, such amounts shall be payable by the tenth (10th) day after the end of each such thirty (30) day period, shall be allocated among such Holders in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such Holders, and shall be Holders’ sole remedy for such failure (other than any equitable remedies available to such Holder, such as specific performance). The past due amounts payable to each Holder pursuant to this Section shall bear interest at a rate of the lesser of twelve percent (12%) per annum, compounded annually, or the maximum rate then permitted by applicable law.

(b) The Company shall use its commercially reasonable efforts to keep the Required Registration Statement continuously effective for the Effectiveness Period commencing on the date the Required Registration Statement first becomes effective and, if requested in writing by the Majority Holders, shall, within fifteen (15) days of such request, amend the Required Registration Statement to include (if applicable) any Registrable Securities relating to Warrants issued by the Company after the date the Required Registration Statement first became effective that were not previously included in the Required Registration Statement. Except with the prior written consent of the Majority Holders, the Company may not include in the Required Registration Statement any securities other than the Registrable Securities.

2.2 Demand Registration.

(a) If at any time the Company receives a request to file a Registration Statement, a completed Questionnaire and the other information required under this Agreement from Holders holding a majority of the Registrable Securities then outstanding (the “Initiating Holders”), then the Company shall (i) within 10 Business Days give written notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders, (ii) as soon as practicable, and in any event within 75 days after the date such request is given by the Initiating Holders, file a Registration Statement with the SEC covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such other Holder delivered to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.2(b), and (iii) at its own cost, use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable.

(b) Notwithstanding the foregoing obligations, the Company may suspend the use of any Prospectus for a period not to exceed 75 days in any 90-day period or an aggregate of 120 days in any 12-month period (each, a “Suspension Period”), if the Company shall have determined in good faith that, because of valid business reasons (not including avoidance of the Company’s obligations hereunder), including, without limitation, plans for a registered public offering, an acquisition or other proposed or pending corporate developments and similar events because of filings with the SEC or any events described in Section 3(h), it is in the best interests of the Company to suspend such use; provided, that (i) the Company may not suspend such use more than once in any 12-month period, and (ii) prior to suspending such use the Company provides Holders with written notice of such suspension, which notice need not specify the nature of the event giving rise to such suspension (and each Holder agrees not to sell any Registrable Securities pursuant to the Registration Statement until such Holder is advised in writing that the Prospectus may be used, which notice the Company agrees to provide promptly following the lapse of the event or circumstances giving rise to such suspension). Each Holder shall keep confidential any communications received by it from the Company regarding the suspension of the use of the Prospectus (including, without limitation, the fact of the suspension), except as required by applicable law.

(c) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.2(a) (i) during the period that is 30 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration pursuant to which Holders had an opportunity to register Registrable Securities pursuant to Section 2.3; provided, that the Company is actively employing in good faith reasonable efforts to cause such registration statement to become effective, or (ii) if the Company has effected two (2) registrations pursuant to Section 2.2(a). Notwithstanding anything in Section 2.2 to the contrary, the Company shall not be required to effect more than one registration pursuant to Section 2.2(a) during the period from the date hereof through the one year anniversary of the date hereof. A registration shall not be counted as “effected” for purposes of this Section 2.2(c) until such time as the applicable registration statement has been declared effective by the SEC.

(d) It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities and as may be reasonably requested by the Company from time to time.

2.3 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than Holders) any of its Common Stock under the 1933 Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such proposed registration. Upon the request of each Holder given within ten (10) Business Days after such notice is given by the Company, the Company shall, subject to the provisions of Section 3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. With respect to any Registrable Securities that Holders do not request to be included in such registration, Holders agree not to sell, offer or agree to sell, grant any option for the sale of, or otherwise transfer or dispose of securities of the same type (including any underlying securities) as the Registrable Securities included in such registration, or any securities convertible into or exercisable for such securities, during the ten days prior to the pricing of the public offering related to such registration and until the earlier of (A) if applicable, the end of any lock-up period which the Underwriters deem is necessary to effectuate such public offering (which in no event will be greater than 90 days plus such additional period as may be reasonably requested by the Company or Underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analysts recommendations or opinions)), which lock-up period shall begin on the date of the pricing of such public offering, and (B) two (2) days following the abandonment of such public offering. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration.

2.4 Expenses. The Company shall pay all Registration and Offering Expenses in connection with any registration pursuant to this Agreement. Each Holder shall pay all underwriting and placement discounts and commissions, agency and placement fees, brokers commissions and transfer taxes, if any, relating to the sale or disposition of such Holder’s Registrable Securities in accordance with such Holder’s pro rata basis of the number of Registrable Securities to be registered on their behalf.

2.5 Underwriting Requirements.

(a) If, pursuant to Section 2.2, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.2, and the Company shall include such information in the Demand Notice. In cases other than a registration pursuant to Section 2.3, the Underwriters will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In a registration pursuant to Section 2.3, the Underwriters will be selected by the Company. In any such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All

Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 3(m)) enter into an underwriting agreement in customary form with the Underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.5, if the managing Underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.3, the Company shall not be required to include any of Holders’ Registrable Securities in such underwriting unless Holders accept the terms of the underwriting as agreed upon between the Company and its Underwriters, and then only in such quantity as the Underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the Underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the Underwriters and the Company in their good faith discretion determine will not jeopardize the success of the offering. If the Underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, and any other securities having contractual registration rights to be included in such offering are reduced on a pro rata basis with the Registrable Securities, (ii) the number of Registrable Securities included in the offering be reduced below 20% of the total number of securities included in such offering. For purposes of the provision in this Section 2.5(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and immediate family members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

2.6 Effectiveness. After a Registration Statement is effective, if the offering of Registrable Securities pursuant to a Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court, such Registration Statement will be deemed not to have been effective during the period of such interference, until the offering of Registrable Securities pursuant to such Registration Statement may legally resume.

3. Registration Procedures. In connection with the obligations of the Company with respect to any Registration Statement, the Company shall:

(a) supplement or amend any Registration Statement filed pursuant to Section 2.1, 2.2 or 2.3 if required by the 1933 Act or the rules and regulations thereunder or by the instructions applicable to the registration form used by the Company or to the extent the Company does not reasonably object, as requested by Holders with respect to information relating to such Holders covered by such Registration Statement, and to furnish to Holders copies of any such supplement or amendment promptly after it is used or filed with the SEC.

(b) at a reasonable time, but in no event less than five (5) Business Days prior to filing the Registration Statement, any Prospectus forming a part thereof, any amendment to the Registration Statement or amendment or supplement to such Prospectus (other than amendments and supplements that do nothing more than name Holders and provide information with respect thereto), furnish to Holders or any Underwriter or designee thereof and special counsel to Holders or any Underwriter or designee thereof copies of all such documents proposed to be filed and shall consider in good faith the inclusion of such comments as Holders or any Underwriter or designee thereof and such special counsel to Holders or any Underwriter or designee thereof reasonably shall propose within three (3) Business Days of the delivery of such copies to Holders or any Underwriter or designee thereof and counsel to Holders or any Underwriter or designee thereof. In addition, if any Holder that has provided the Questionnaire and the other information required by this Agreement shall so request in writing a reasonable time prior to filing any such documents, the Company shall furnish to such Holder copies of all such documents proposed to be filed and shall consider in good faith the inclusion of such comments as such Holder reasonably shall propose within three Business Days of the delivery of such copies to such Holder;

(c) ensure that (i) the Registration Statement and any amendment thereto and any Prospectus forming part thereof and any amendment or supplement thereto complies in all material respects with the 1933 Act, and (ii) the Registration Statement and any amendment thereto does not, when it becomes effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(d) use its reasonable efforts at all times, except as provided in Section 2.2(b), to take all steps necessary to effect and maintain the registration of all of the Registrable Securities covered by the Registration Statement;

(e) use its reasonable efforts to prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be necessary under applicable law to keep the Registration Statement effective for the Effectiveness Period at all times following such Registration Statement becoming effective, subject to Section 2.2(b); and cause each Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed in compliance with Rule 424 (or any similar provision then in force) under the 1933 Act and use reasonable efforts to comply during the Effectiveness Period with the provisions of the 1933 Act, the 1934 Act and the rules and regulations thereunder required to enable the disposition of all Registrable Securities covered by the Registration Statement in accordance with the intended method or methods of distribution (as provided to the Company in the Questionnaires) by the selling Holders thereof;

(f) (i) notify in writing each Holder of Registrable Securities of the filing of a Registration Statement or any post-effective amendment to a Registration Statement and of when any such Registration Statement or any post-effective amendment to a Registration Statement has become effective, (ii) during the Effectiveness Period, furnish to each Holder of Registrable Securities that has provided the Questionnaires and the information required by this Agreement and to each Underwriter, if any, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as such Holder or Underwriter may reasonably request in writing, including financial statements and schedules and, if such Holder or Underwriter so requests, all exhibits thereto in connection with the sale or other disposition of the Registrable Securities, and (iii) subject to Section 2.2(b) and to any notice by the Company in accordance with Section 3(h) of the existence of any fact of the kind described in Sections 3(h)(i), (ii), (iii), (iv) and (v), hereby consent to the use of the Prospectus or any amendment or supplement thereto by each of the selling Holders and Underwriters of Registrable Securities that has provided the Questionnaire and the other information required by this Agreement in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto in the manner set forth therein;

(g) use its reasonable efforts to register or qualify or cooperate with Holders and Underwriters in connection with the registration or qualification (or exemption from such registration or qualification) of the Registrable Securities under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder of Registrable Securities covered by a Registration Statement and each Underwriter shall reasonably request in writing, and do any and all other acts and things which may be reasonably necessary or advisable to maintain such registration or qualification and to enable each such Holder and Underwriter to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder; provided, however, that the Company shall not be required to (i) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(g), or (ii) take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then so subject;

(h) notify as promptly as reasonably practicable each Holder of Registrable Securities under a Registration Statement that has provided the Questionnaire and the other information required by this Agreement and, if requested by such Holder, confirm such advice in writing promptly (i) of any request, following the effectiveness of the Registration Statement under the 1933 Act, by the SEC or any state securities authority for post-effective amendments and supplements to a Registration Statement and Prospectus or for additional information after the Registration Statement has become effective, (ii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iii) of the occurrence (but not the nature of or details concerning) of any event or the discovery of any facts during the period a Registration Statement is effective which makes any statement made in such Registration Statement or the related Prospectus untrue in any material respect or which requires the making of any changes in such Registration Statement or Prospectus in order to make the statements therein not misleading, (provided, however, that no notice by the Company shall be required pursuant to this clause (iii) in the event that the Company either promptly files a Prospectus supplement to update the Prospectus or a Form 8-K or other appropriate 1934 Act report that is incorporated by reference into the Registration Statement, which, in either case, contains the requisite information that results in such Registration Statement no longer containing any untrue statement of material fact or omitting to state a material fact necessary to make the statements therein not misleading), (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (v) of any determination by the Company that a post-effective amendment to such Registration Statement would be required by applicable law;

(i) use reasonable efforts to promptly notify Holders (i) of receipt of any comment letters received from the SEC with respect to a Registration Statement or any documents incorporated therein and (ii) any other request by the SEC or any state securities authority for amendments or supplements to a Registration Statement and Prospectus or for additional information with respect to the Registration Statement and Prospectus;

(j) use its reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement or the qualification of the securities therein for sale in any jurisdiction at the earliest practicable moment or, if any such order or suspension is made effective during any Suspension Period, at the earliest practicable moment after the Suspension Period;

(k) upon the occurrence of any event or the discovery of any facts, each as contemplated by Sections 3(h)(i), (ii), (iii), (iv) and (v), as promptly as practicable after the occurrence of such an event, use reasonable efforts to prepare a supplement or post-effective amendment to the Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus will not contain at the time of such delivery any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. At such time as such public disclosure is otherwise made or the Company determines that such disclosure is not necessary, in each case to correct any misstatement of a material fact or to include any omitted material fact, the Company agrees promptly to notify each Holder that has provided the Questionnaire and the other information required by this Agreement of such determination and to furnish each Holder such number of copies of the Prospectus as amended or supplemented, as such Holder may reasonably request;

(l) use (i) its best efforts to maintain the listing of the Common Stock on The NASDAQ Global Select Market or another “Trading Market” (as defined in the Warrants) and (ii) use its best efforts to cause all Registrable Securities to be listed on any securities exchange or inter-dealer quotation system on which similar securities issued by the Company are then listed or quoted;

(m) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in order to expedite or facilitate the disposition of the Registrable Securities, in usual and customary form, with the Underwriter(s) of such offering;

(n) make available, during normal business hours, for inspection by any selling Holder, any Underwriter participating in any disposition pursuant to the Registration Statement and any attorney, accountant or other agent retained by any such selling Holder or Underwriter, financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply information requested by any such selling Holder, Underwriter, attorney, accountant or agent in each case in connection with, and only to the extent reasonably necessary in connection with, the preparation and filing of, such Registration Statement (subject to execution by any such party of a confidentiality agreement in customary form reasonably satisfactory to the Company); and

(o) use its reasonable efforts effort to provide such information as is required for any filings required to be made with the Financial Industry Regulatory Authority, Inc.

Without limiting the provisions of Section 2.2(d), the Company may (as a condition to such Holder’s participation in the Registration Statement) require each Holder of Registrable Securities to furnish to the Company such information regarding such Holder and the proposed distribution by such Holder of such Registrable Securities as the Company may from time to time reasonably request in writing. Each Holder agrees promptly to furnish to the Company in writing all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not misleading, any other information regarding such Holder and the distribution of such Registrable Securities as may be required to be disclosed in the Prospectus or Registration Statement under applicable law or pursuant to SEC comments and any information otherwise reasonably required by the Company to comply with applicable law or regulations.

Each Holder agrees that, unless it obtains the prior written consent of the Company, it will not make any offer relating to the Registrable Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a Free Writing Prospectus required to be filed with the SEC. The Company represents that any Issuer Free Writing Prospectus authorized by it in writing for use by such Holder will be delivered to each such Holder and will not include any information that conflicts with the information contained in the Registration Statement or the Prospectus and, any such Issuer Free Writing Prospectus, when taken together with the information in the Registration Statement and the Prospectus, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event or the discovery of any facts, each of the kind described in Section 3(h)(i), (ii), (iii), (iv) and (v), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Prospectus included in the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3(k) or written notice from the Company that the Registration Statement is again effective and no amendment or supplement is needed, and, if so directed by the Company, such Holder will deliver to the Company all copies in such Holder’s possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities at the time of receipt of such notice.

4. Indemnification; Contribution.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder and each of their respective directors, officers and employees and agents and each Person, if any, who controls such Holder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act (each of the foregoing is referred to herein as an “indemnified party”) (i) against any loss, claim, damage, liability or expense to which such indemnified party may become subject, insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon (x) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact, in each case, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (y) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or the Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact, in each case, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (z) any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus prepared by it or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact, in each case, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (ii) against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever, as incurred, based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided, that (subject to Section 4.4) any such settlement is effected with the written consent of the Company; and (iii) against any and all reasonable out-of-pocket expense whatsoever, as incurred (including the reasonable fees and disbursements of counsel chosen by such indemnified party), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense incurred to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by such indemnified party expressly for use in the Registration Statement (or any amendment or supplement thereto), any preliminary prospectus or the Prospectus (or any amendment or supplement thereto) or any Issuer Free Writing Prospectus (or any amendment or supplement thereto). The indemnity agreement set forth in this Section 4.1 shall be in addition to any liabilities that the Company may otherwise have.

4.2 Indemnification by Holders. Each Holder severally, but not jointly, agrees to indemnify and hold harmless the Company, each other Holder, and each of their respective directors, officers, employees and agents and each Person, if any, who controls the Company or any other Holder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 4.1, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in any Registration Statement (or any amendment thereto), any preliminary prospectus or the Prospectus included therein (or any amendment or supplement thereto) or any Issuer Free Writing Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information with respect to such Holder furnished to the Company by or on behalf of such Holder expressly for use in such Registration Statement (or any amendment thereto), such preliminary prospectus or the Prospectus (or any amendment or supplement thereto) or any Issuer Free Writing Prospectus (or any amendment or supplement thereto).

4.3 Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 4 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 4, notify the indemnifying party in writing of the commencement thereof, but the failure to so notify the indemnifying party (1) will not relieve it from liability under Sections 4.1 and 4.2 unless and to the extent it did not otherwise learn of such action and such failure materially prejudices the indemnifying party and (2) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in this Section 4. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 4 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (other than local counsel), reasonably approved by the indemnifying party, representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

4.4 Settlements. The indemnifying party under this Section 4 shall not be liable for any settlement of any proceeding effected without its written consent, which shall not be unreasonably withheld or delayed, but if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

If the indemnification provided for in this Section 4 is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and Holders on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative fault of the indemnifying parties on the one hand and the indemnified parties and Holders on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, or by Holders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and Holders agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 4. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 4 shall be deemed to include any reasonable out-of-pocket legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 4, no Holder shall be required to indemnify or contribute any amount in excess of the amount by which the total price at which the Registrable Securities sold by such Holder exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 4, each director, officer, employee and agent of Holder, or each Person, if any, who controls any Holder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Holder, and each director, officer, employee or agent of the Company, and each Person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

The provisions of this Section 4 shall remain in full force and effect, regardless of any investigation made by or on behalf of any Holder or the Company or any indemnified person referred to in this Section 4, and shall survive the sale by a Holder of Registrable Securities covered by such Registration Statement.

5. Rule 144. With a view to making available to Holders of Registrable Securities the benefits of Rule 144, the Company covenants that during the Effectiveness Period it will (i) file all reports and other documents required, if any, to be filed by it under the 1933 Act and the 1934 Act and the rules and regulations adopted thereunder and (ii) make available information necessary to comply with Rule 144 at all times, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the 1933 Act within the limitations of the exemption provided by Rule 144. If at any time the Company is not subject to the reporting requirements of the 1934 Act, it will make available other information as required by, and so long as necessary to permit sales of Registrable Securities pursuant to, Rule 144.

6. Miscellaneous.

6.1 No Inconsistent Agreements. The Company has not entered into and the Company will not after the date of this Agreement enter into any agreement with respect to its securities which conflicts with the rights granted to Holders of Registrable Securities in this Agreement. The rights granted to Holders hereunder do not for the term of this Agreement conflict with the rights granted to the holders of the Company’s other issued and outstanding securities under any such agreements.

6.2 Amendments and Waivers. The provisions of this Agreement may not be amended, qualified, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of the Majority Holders. Notwithstanding the foregoing, (i) a waiver or consent to departure from the provisions hereof with respect to a matter that relates exclusively to the rights of Holders whose Registrable Securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other Holders may be given by the Majority Holders, determined on the basis of the Registrable Securities being sold under such Registration Statement and (ii) this Agreement may be amended by a written agreement between the Company and Initial Holders, without the consent otherwise of Holders of the Registrable Securities, in order to cure any ambiguity or to correct or supplement any provision contained herein; provided, that no such amendment shall adversely affect the interest of Holders of Registrable Securities. Each Holder of Registrable Securities outstanding at the time of any amendment, modification, waiver or consent pursuant to this Section 6.2 shall be bound by such amendment, modification, waiver or consent, whether or not any notice or writing indicating such amendment, modification, waiver or consent is delivered to such Holder.

6.3 Notices. Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, if faxed when verbal or email confirmation from the recipient is received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid. All communications shall be sent to the Company and the Initial Holders at the addresses set forth in the Credit Agreement and to any other Holder at such address indicated in writing to the Company by such Holder. The Company and any Holder may change the address to which notices and communications to it are to be addressed by notification as provided herein.

6.4 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties, including, without limitation and without the need for an express assignment, subsequent Holders. If any transferee of any Holder shall acquire Registrable Securities, in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement, including the restrictions on resale set forth in this Agreement, and such person shall be entitled to receive the benefits hereof.

6.5 Third Party Beneficiaries. Each Holder of Registrable Securities shall be a third party beneficiary to the agreements made hereunder between the Company, on the one hand, and Initial Holders, on the other hand, and shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights hereunder.

6.6 Specific Enforcement. Without limiting the remedies available to Holders, the Company acknowledges that any failure by the Company to comply with its obligations under this Agreement may result in material irreparable injury to Holders for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of any such failure, any Holder may seek such relief as may be required to specifically enforce the Company’s obligations under this Agreement.

6.7 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

6.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

6.9 Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(b) Each of the parties hereto irrevocably and unconditionally: (i) submits for itself and its property in any legal action or proceeding relating solely to this Agreement or the transactions contemplated hereby, to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located within the State of Delaware, and appellate courts thereof; (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address in accordance with Section 6.3 or at such other address of which the other party shall have been notified in writing pursuant thereto; (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) are not available despite the intentions of the parties hereto; (v) agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law; (vi) agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law; and (vii) irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement.

6.10 Severability. If any part or provision of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

6.11 Entire Agreement. This Agreement, the Warrants and the other Loan Documents, constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

POWERWAVE TECHNOLOGIES, INC.

By:	/s/ Kevin T. Michaels
Name:	Kevin T. Michaels
Title:	Chief Financial Officer

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PWAV – Registration Rights Agreement

Confirmed and accepted on behalf of Holders as of the date first written above:

P-WAVE HOLDINGS, LLC

By:	/s/ Steven G. Eisner
Steven G. Eisner
Vice President

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PWAV – Registration Rights Agreement